PRESS RELEASE

Contact:	David J. O'Connor President and Chief Executive Officer New England Bancshares, Inc. (860) 253-5200

NEW ENGLAND BANCSHARES, INC. ANNOUNCES CASH DIVIDEND

        Enfield, Connecticut - August 8, 2005. New England Bancshares, Inc. (OTC Bulletin Board: NEBS) announced today that the Company's Board of Directors declared a cash dividend for the quarter ended June 30, 2005 of $0.05 per share. The cash dividend will be payable on September 9, 2005 to stockholders of record on August 25, 2005.

        New England Bancshares, Inc. is headquartered in Enfield, Connecticut, and operates Enfield Federal Savings and Loan Association with seven banking centers servicing the communities of Enfield, Manchester, Suffield, East Windsor and Windsor Locks. For more information regarding the Bank's products and services, please visit www.enfieldfederal.com.